TRAEGER ANNOUNCES FOURTH QUARTER AND FULL YEAR 2023 RESULTS
PROVIDES GUIDANCE FOR 2024
SALT LAKE CITY, Ut., March 7, 2024 (BUSINESS WIRE) -- Traeger, Inc. ("Traeger" or the "Company") (NYSE: COOK), creator and category leader of the wood pellet grill, today announced its financial results for the fourth quarter and year ended December 31, 2023.
Fourth Quarter Highlights
•Total revenues increased 18.3% to $163.5 million
•Gross margin of 36.8%, up 230 basis points compared to prior year
•Net loss of $24.0 million; net loss of $0.19 per share
•Adjusted net loss of $9.5 million; adjusted net loss of $0.08 per share
•Adjusted EBITDA of $13.0 million, up 82% compared to the prior year
Full Year 2023 Highlights
•Total revenues decreased 7.6% to $605.9 million, exceeding prior guidance of $590 million to $600 million
•Gross margin of 36.9%, up 200 basis points compared to prior year
•Net loss of $84.4 million; net loss of $0.68 per share
•Adjusted net loss of $27.0 million; adjusted net loss of $0.22 per share
•Adjusted EBITDA of $61.1 million, up 47% compared to prior year
•Cash provided by operating activities of $64.0 million
"I am pleased with our fourth quarter results, which were ahead of our expectations and allowed us to exceed our prior guidance for Fiscal 2023," said Jeremy Andrus, CEO of Traeger. "Fourth quarter sales were up 18.3% versus prior year, driven by strong growth in our grills business as we lapped retailer destocking in the fourth quarter of last year as well as growth in our accessories business."
Mr. Andrus continued, "In 2023, we made significant progress in the face of a challenging industry environment. Our efforts to rightsize inventories and to drive Adjusted EBITDA through gross margin expansion and cost discipline have put Traeger in a materially improved financial position versus a year ago. Moreover, we continued to make progress on our long-term growth initiatives in 2023, including product innovation with the introduction of our new Ironwood and Ironwood XL grills, our entrance into the griddle category and the launch of MEATER 2 Plus."
"Looking to 2024, we will be focused on our strategic growth pillars and executing against our plan to drive household penetration. While we anticipate that consumer demand for grills will remain soft in 2024, we are guiding to growth in Adjusted EBITDA driven by our expectation for meaningful gross margin expansion. As we head into our peak selling season in the coming months, I am as confident as ever in the Traeger brand and believe that we remain well-positioned to deliver strong long-term value to our shareholders, consumers and retail partners," said Mr. Andrus.

Operating Results for the Fourth Quarter
Total revenues increased by 18.3% to $163.5 million, compared to $138.1 million in the fourth quarter last year.
•Grills revenues increased 23.9% to $59.9 million, compared to $48.3 million in the fourth quarter last year. The increase was driven by higher unit volumes, partially offset by a decrease in average selling price due to strategic pricing actions.
•Consumables revenues increased 0.5% to $24.6 million, compared to $24.4 million in the fourth quarter last year. The increase was driven by higher average selling prices of wood pellets as well as higher volumes of food consumables, partially offset by lower average selling prices of food consumables and lower volumes of wood pellets.
•Accessories revenues increased 20.9% to $79.0 million, compared to $65.4 million in the fourth quarter last year. This increase was primarily driven by higher sales of MEATER smart thermometers as well as growth of Traeger branded accessories.
North America revenues increased 12.8% in the fourth quarter compared to the prior year. Rest of World revenues increased 59.2% in the fourth quarter compared to the prior year.
Gross profit increased to $60.1 million, compared to $47.6 million in the fourth quarter last year. Gross margin was 36.8% in the fourth quarter, inclusive of an impact of 100 basis points related to the voluntary recall of the Flatrock Griddle in the quarter. This compared to 34.5% in the same period last year or 34.9% excluding restructuring costs.2 The increase in gross margin in the fourth quarter of 2023 was driven primarily by favorability from freight and logistics costs.
Sales and marketing expenses were $32.8 million, compared to $28.3 million in the fourth quarter last year. The increase was driven primarily by higher variable costs.
General and administrative expenses were $25.9 million, compared to $24.2 million in the fourth quarter last year. The increase in general and administrative expense was driven primarily by higher professional service fees, partially offset by lower stock-based compensation expense.
Net loss was $24.0 million, or $0.19 per diluted share, as compared to a net loss of $28.9 million, or $0.24 per diluted share,1 in the fourth quarter last year.
Adjusted net loss was $9.5 million, or $0.08 per diluted share as compared to adjusted net loss of $13.2 million, or $0.11 per diluted share in the fourth quarter last year.2
Adjusted EBITDA was $13.0 million compared to $7.1 million in the fourth quarter last year.2
1 There were no potentially dilutive securities outstanding as of December 31, 2023 and 2022.
2 Reconciliations of GAAP to non-GAAP financial measures, as well as definitions for the non-GAAP financial measures included in this press release and the reasons for their use, are presented below.

Operating Results for the Full Year ended December 31, 2023
Total revenues decreased by 7.6% to $605.9 million, compared to $655.9 million last year.
•Grills revenues decreased 15.8% to $299.3 million, compared to $355.4 million last year. The decrease was driven primarily by lower unit volume from retail destocking in the first half of fiscal year 2023 as well as a decrease in average selling price due to strategic pricing actions.
•Consumables revenues decreased 12.5% to $114.9 million, compared to $131.3 million last year. The decrease was driven primarily by a reduction in unit volume of wood pellets and food consumables, as well as a reduction in average selling price of food consumables.
•Accessories revenues increased 13.3% to $191.6 million, compared to $169.1 million last year. This increase was primarily driven by higher sales of MEATER smart thermometers.
North America revenues decreased 10.4% compared to the prior year. Rest of World revenues increased 21.6% compared to the prior year.
Gross profit decreased to $223.6 million, compared to $228.8 million last year. Gross profit margin was 36.9%, inclusive of 30 basis points related to the voluntary recall of the Flatrock Griddle in the fourth quarter. This compares to 34.9% last year or 35.2% excluding restructuring costs.2 The increase in gross margin was driven primarily by favorability from freight and logistics, partially offset by grill price changes.
Sales and marketing expenses were $108.7 million, compared to $130.7 million last year. The decrease was primarily due to a decrease in advertising costs, travel related expenses, commissions and other employee expenses, and professional fees.
General and administrative (“G&A”) expenses were $129.8 million, compared to $166.8 million last year. The decrease in G&A expenses was driven primarily by the decrease in stock-based compensation expense of $34.7 million.
Net loss was $84.4 million, or $0.68 per diluted share, as compared to net loss of $382.1 million, or $3.19 per diluted share,1 in the same period last year.
Adjusted net loss was $27.0 million, or $0.22 per diluted share, as compared to adjusted net loss of $105.8 million, or $0.88 per diluted share in the same period last year.2
Adjusted EBITDA was $61.1 million compared to $41.5 million in the same period last year.2

Balance Sheet
Cash and cash equivalents at December 31, 2023 totaled $29.9 million, compared to $39.1 million at December 31, 2022.
Inventory at December 31, 2023 was $96.2 million, compared to $153.5 million at December 31, 2022. The decrease was driven primarily by strategic inventory management.

Guidance
The company's outlook reflects its expectation for continued softness in grill industry demand in 2024, as well as its expectation for significant improvement in gross margin, driven by lower transportation costs and the benefit of margin enhancement initiatives.
Guidance For Full Year Fiscal 2024
•Total revenue is expected to be between $580 million and $605 million
•Gross margin is expected to be between 39% and 40%
•Adjusted EBITDA is expected to be between $62 million and $71 million
Guidance For First Quarter 2024
•Total revenue is expected to be between $140 million and $145 million
•Adjusted EBITDA is expected to be between $21 million and $24 million
A reconciliation of Adjusted EBITDA guidance to Net Loss on a forward-looking basis cannot be provided without unreasonable efforts, as the Company is unable to provide reconciling information with respect to provision for income taxes, interest expense, depreciation and amortization, other (income) expense, goodwill impairment, stock-based compensation, non-routine legal expenses, change in fair value of contingent consideration, and other adjustment items all of which are adjustments to Adjusted EBITDA, respectively.
Conference Call Details
A conference call to discuss the Company's fourth quarter and full year 2023 results is scheduled for March 7, 2024, at 4:30 p.m. ET. To participate, please dial (833) 470-1428 or (929) 526-1599 for international callers, conference ID 156993. The conference call will also be webcast live at https://investors.traeger.com. A recording will be available shortly after the conclusion of the call. To access the replay, please dial (866) 813-9403, conference ID 913207. A replay of the webcast will also be available approximately two hours after the conclusion of the call on the Company's website at https://investors.traeger.com.
About Traeger
Traeger Grills, headquartered in Salt Lake City, is the creator and category leader of the wood pellet grill, an outdoor cooking system that ignites all-natural hardwoods to grill, smoke, bake, roast, braise, and barbecue. In 2023, Traeger entered the griddle category, further establishing its leadership position in the outdoor cooking space. Traeger grills are versatile and easy to use, empowering cooks of all skill sets to create delicious meals with flavor that cannot be replicated. Grills are at the core of our platform and are complemented by Traeger wood pellets, rubs, sauces, accessories and MEATER smart thermometers.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our anticipated first quarter and full year fiscal 2024 results. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, our history of operating losses; our ability to manage or future growth effectively; our growth depending in part on our continued penetration and expansion into additional markets; our dependence on maintaining and strengthening our brand to generate and maintain ongoing demand for our products; our ability to cost-effectively attract new customers or retain our existing customers; our failure to maintain product quality and product performance at an acceptable cost; product liability and warranty claims and product recalls; the highly competitive market in which we operate; use of social media and community ambassadors affecting our reputation or subjecting us to fines or other penalties; issues in relation to environmental, social and governance matters; any decline in demand from certain retailers; risks associated with our significant international operations; our reliance on limited number of third-party manufacturers; and the other factors discussed under the caption "Risk Factors" in our periodic and current reports filed with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2023. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.
CONTACT:
Investors:
Nick Bacchus
Traeger, Inc.
investor@traeger.com
Media:
The Brand Amp
Traeger@thebrandamp.com

TRAEGER, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share and per share amounts)

	December 31,
	2023	2022
ASSETS
Current Assets
Cash and cash equivalents	$29,921	$39,055
Restricted cash	—	12,500
Accounts receivable, net	59,938	42,050
Inventories	96,175	153,471
Prepaid expenses and other current assets	30,346	27,162
Total current assets	216,380	274,238
Property, plant, and equipment, net	42,591	55,510
Operating lease right-of-use assets	48,188	13,854
Goodwill	74,725	74,725
Intangible assets, net	470,546	512,858
Other long-term assets	8,329	15,530
Total assets	$860,759	$946,715

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$33,280	$29,841
Accrued expenses	52,941	52,295
Line of credit	28,400	11,709
Current portion of notes payable	250	250
Current portion of operating lease liabilities	3,608	5,185
Current portion of contingent consideration	15,000	12,157
Other current liabilities	495	1,470
Total current liabilities	133,974	112,907
Notes payable, net of current portion	397,300	468,108
Operating lease liabilities, net of current portion	29,142	9,001
Contingent consideration, net of current portion	—	10,590
Deferred tax liability	8,236	10,370
Other non-current liabilities	759	870
Total liabilities	569,411	611,846
Commitments and contingencies (see Note 14)
Stockholders' equity
Preferred stock, $0.0001 par value; 25,000,000 shares authorized and no shares issued or outstanding as of December 31, 2023 and 2022	—	—
Common stock, $0.0001 par value; 1,000,000,000 shares authorized
Issued and outstanding shares - 125,865,303 and 122,624,414 as of December 31, 2023 and 2022	13	12
Additional paid-in capital	935,272	882,069
Accumulated deficit	(654,877)	(570,475)
Accumulated other comprehensive income	10,940	23,263
Total stockholders' equity	291,348	334,869
Total liabilities and stockholders' equity	$860,759	$946,715

TRAEGER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year-ended December 31,
	2023	2022	2023	2022
Revenue	$163,479	$138,133	$605,882	$655,901
Cost of revenue	103,342	90,524	382,325	427,129
Gross profit	60,137	47,609	223,557	228,772
Operating expense:
Sales and marketing	32,824	28,287	108,727	130,688
General and administrative	25,927	24,187	129,800	166,824
Amortization of intangible assets	8,888	8,888	35,554	35,554
Change in fair value of contingent consideration	4,190	6,227	4,698	10,002
Goodwill impairment	—	—	—	222,322
Restructuring costs	—	1,288	225	9,324
Total operating expense	71,829	68,877	279,004	574,714
Loss from operations	(11,692)	(21,268)	(55,447)	(345,942)
Other income (expense):
Interest expense	(7,867)	(7,647)	(31,275)	(27,885)
Other income (expense), net	(3,715)	1,224	4,305	(7,127)
Total other expense	(11,582)	(6,423)	(26,970)	(35,012)
Loss before provision for income taxes	(23,274)	(27,691)	(82,417)	(380,954)
Provision for income taxes	771	1,213	1,985	1,186
Net loss	$(24,045)	$(28,904)	$(84,402)	$(382,140)
Net loss per share, basic and diluted	$(0.19)	$(0.24)	$(0.68)	$(3.19)
Weighted-average common shares outstanding, basic and diluted	125,094,571	122,670,793	123,726,252	119,698,776
Other comprehensive income (loss):
Foreign currency translation adjustments	$153	$(3)	$129	$(61)
Change in cash flow hedge	—	(1,199)	(2,088)	23,410
Amortization of dedesignated cash flow hedge	(2,556)	—	(10,364)	—
Total other comprehensive income (loss)	(2,403)	(1,202)	(12,323)	23,349
Comprehensive loss	$(26,448)	$(30,106)	$(96,725)	$(358,791)

TRAEGER, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Year-ended December 31,
	2023	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(84,402)	$(382,140)	$(91,767)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation of property, plant, and equipment	15,011	13,821	9,150
Amortization of intangible assets	42,770	42,726	38,350
Amortization of deferred financing costs	2,016	1,957	2,523
Loss on disposal of property, plant, and equipment	2,188	1,140	274
Deferred income taxes	(2,133)	(1,303)	(939)
Loss on extinguishment of debt	—	—	5,185
Stock-based compensation expense	53,203	87,697	81,112
Bad debt expense	(154)	(175)	468
Unrealized loss on derivative contracts	3,997	2,440	4,821
Amortization of dedesignated cash flow hedge	(10,364)	—	—
Change in fair value of contingent consideration	4,478	6,722	3,800
Goodwill impairment	—	222,322	—
Restructuring costs	—	2,046	—
Non-cash operating lease costs	188	331	—
Other non-cash adjustments	77	3	—
Change in operating assets and liabilities:
Accounts receivable, net	(17,735)	51,052	(26,365)
Inventories	57,295	(11,931)	(67,826)
Prepaid expenses and other current assets	(4,199)	(3,046)	(5,787)
Other non-current assets	(568)	78	(681)
Accounts payable and accrued expenses	2,374	(28,211)	19,182
Other non-current liabilities	—	(435)	73
Net cash provided by (used in) operating activities	64,042	5,094	(28,427)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant, and equipment	(19,946)	(18,398)	(22,479)
Capitalization of patent costs	(460)	(506)	(563)
Proceeds from sale of property, plant, and equipment	3,028	—	—
Business combination, net of cash acquired	—	—	(56,855)
Net cash used in investing activities	(17,378)	(18,904)	(79,897)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from line of credit	115,900	179,000	118,000
Repayments on line of credit	(171,209)	(145,429)	(67,862)
Proceeds from long-term debt	—	25,000	510,000
Repayments of long-term debt	(250)	(125)	(579,921)
Payment of deferred financing costs	—	—	(8,601)
Principal payments on finance lease liabilities	(514)	(505)	(382)
Payments of acquisition related contingent consideration	(12,225)	(9,275)	—
Taxes paid related to net share settlement of equity awards	—	(41)	—
Proceeds from initial public offering, net of issuance costs	—	—	142,274
Net cash provided by (used in) financing activities	(68,298)	48,625	113,508
Net increase (decrease) in cash, cash equivalents, and restricted cash	(21,634)	34,815	5,184
Cash, cash equivalents, and restricted cash at beginning of period	51,555	16,740	11,556
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF PERIOD	$29,921	$51,555	$16,740

TRAEGER, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

(Continued)	Year-ended December 31,
	2023	2022	2021
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$40,060	$25,138	$23,444
Cash paid for income taxes	$3,062	$2,844	$1,654
NON-CASH FINANCING AND INVESTING ACTIVITIES
Equipment purchased under finance leases	$460	$1,116	$645
Property, plant, and equipment included in accounts payable and accrued expenses	$3,975	$2,134	$8,586

TRAEGER, INC.
RECONCILIATIONS OF AND OTHER INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES
(unaudited)
In addition to our results and measures of performance determined in accordance with U.S. GAAP, we believe that certain non-GAAP financial measures are useful in evaluating and comparing our financial and operational performance over multiple periods, identifying trends affecting our business, formulating business plans and making strategic decisions.
Each of Adjusted EBITDA, Adjusted Net Loss, Adjusted Net Loss per share, Adjusted EBITDA Margin, Adjusted Net Loss Margin, and Adjusted Gross Margin are key performance measures that our management uses to assess our financial performance and is also used for internal planning and forecasting purposes. We believe that these non-GAAP financial measures are useful to investors and other interested parties in analyzing our financial performance because it provides a comparable overview of our operations across historical periods. In addition, we believe that providing each of Adjusted EBITDA and Adjusted Net Loss, together with a reconciliation of Net Loss to each such measure, and providing Adjusted Net Loss per share, together with a reconciliation of Net Loss per share to such measure, and Adjusted EBITDA Margin, Adjusted Net Loss Margin, and Adjusted Gross Margin together with a reconciliation of Net Loss Margin and Gross Margin to such measures, helps investors make comparisons between our company and other companies that may have different capital structures, different tax rates, and/or different forms of employee compensation. For example, due to finite-lived intangible assets included on our balance sheet following our corporate reorganization in 2017, we have significant non-cash amortization expense attributable to the nature of our capital structure.
Each of Adjusted EBITDA, Adjusted Net Loss, Adjusted Net Loss per share, and Adjusted Gross Margin are used by our management team as an additional measure of our performance for purposes of business decision-making, including managing expenditures, and evaluating potential acquisitions. Period-to-period comparisons of Adjusted EBITDA, Adjusted Net Loss, Adjusted Net Loss per share, and Adjusted Gross Margin help our management identify additional trends in our financial results that may not be shown solely by period-to-period comparisons of Net Loss or Loss from Continuing Operations or Net Loss per share. In addition, we may use Adjusted EBITDA in the incentive compensation programs applicable to some of our employees. Each of Adjusted EBITDA, Adjusted Net Loss, Adjusted Net Loss per share, and Adjusted Gross Margin has inherent limitations because of the excluded items, and may not be directly comparable to similarly titled metrics used by other companies.
The following table presents a reconciliation of Gross Margin, the most directly comparable financial measure calculated in accordance with U.S. GAAP, to Adjusted Gross Margin on a consolidated basis.

	Three Months Ended December 31,		Year-ended December 31,
	2023	2022	2023	2022
Gross margin	36.8%	34.5%	36.9%	34.9%
Add: Impact of restructuring costs recorded in cost of revenue	—%	0.4%	—%	0.3%
Adjusted gross margin	36.8%	34.9%	36.9%	35.2%
The following table presents a reconciliation of Net Loss, Operating Loss, Net Loss Margin, Operating Loss Margin, and Net Loss per share, the most directly comparable financial measures calculated in accordance with U.S. GAAP, to Adjusted Net Loss, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Loss Margin and Adjusted Net Loss per share, respectively, on a consolidated basis.

	Three Months Ended December 31,		Year-ended December 31,
	2023	2022	2023	2022
	(dollars in thousands, except share and per share amounts)
Net loss	$(24,045)	$(28,904)	$(84,402)	$(382,140)
Adjustments:
Other (income) expense (1)	720	(1,629)	(15,581)	2,466
Goodwill impairment	—	—	—	222,322
Restructuring costs (2)	—	1,898	225	11,542
Stock-based compensation	6,023	7,010	53,203	87,697
Non-routine legal expenses (3)	397	(745)	878	3,012
Amortization of acquisition intangibles (4)	8,253	8,253	33,014	33,014
Change in fair value of contingent consideration	4,190	6,227	4,698	10,002
Other adjustment items (5)	—	(417)	669	938
Tax impact of adjusting items (6)	(5,035)	(4,925)	(19,721)	(94,657)
Adjusted net loss	$(9,497)	$(13,232)	$(27,017)	$(105,804)

Net loss	$(24,045)	$(28,904)	$(84,402)	$(382,140)
Adjustments:
Provision for income taxes	771	1,213	1,985	1,186
Interest expense	7,867	7,647	31,275	27,885
Depreciation and amortization	14,503	14,816	57,778	56,617
Other (income) expense (7)	3,276	(1,629)	(5,216)	2,466
Goodwill impairment	—	—	—	222,322
Restructuring costs (2)	—	1,898	225	11,542
Stock-based compensation	6,023	7,010	53,203	87,697
Non-routine legal expenses (3)	397	(745)	878	3,012
Change in fair value of contingent consideration	4,190	6,227	4,698	10,002
Other adjustment items (5)	—	(417)	669	938
Adjusted EBITDA	$12,982	$7,116	$61,093	$41,527

Revenue	$163,479	$138,133	$605,882	$655,901
Net loss margin	(14.7)%	(20.9)%	(13.9)%	(58.3)%
Adjusted net loss margin	(5.8)%	(9.6)%	(4.5)%	(16.1)%
Adjusted EBITDA margin	7.9%	5.2%	10.1%	6.3%

Net loss per diluted share	$(0.19)	$(0.24)	$(0.68)	$(3.19)
Adjusted net loss per diluted share	$(0.08)	$(0.11)	$(0.22)	$(0.88)
Weighted average common shares outstanding - diluted	125,094,571	122,670,793	123,726,252	119,698,776
(1)Represents realized and unrealized gains on the interest rate swap, including amortization of dedesignated cash flow hedge, losses on the disposal of property, plant, and equipment, and unrealized gains (losses) from foreign currency transactions and derivatives.
(2)Represents costs in connection with the 2022 restructuring plan, including $0.6 million and $2.2 million of costs recorded in cost of revenue within the consolidated statements of operations and comprehensive loss for the three months and year ended December 31, 2022, respectively.
(3)Represents external legal expenses incurred in connection with the defense of a class action lawsuit and intellectual property litigation.
(4)Represents the amortization expense associated with intangible assets recorded in connection with the 2017 acquisition of Traeger Pellet Grills Holdings LLC.
(5)Represents non-routine operational wind-down costs, non-cash ground lease expense associated with a build-to-suit lease in 2022, as well as write-offs and restoration costs at our wood pellet production facility due to flood damage sustained as a result of a tropical storm.
(6)Represents the tax effect of non-GAAP adjustments calculated at an estimated blended statutory tax rate of 25.3% and 25.5% for the three months and year ended December 31, 2023, respectively, and 25.5% and 23.9% for the three months and year ended December 31, 2022, respectively. The amounts for the three months and year ended December 31, 2022 have been adjusted to reflect the application of the estimated blended statutory tax rates, as opposed to effective income tax rates that were used in prior periods, in order to include the current and deferred income tax expenses that are commensurate with the non-GAAP measure of profitability.

(7)Represents realized and unrealized gains on the interest rate swap, losses on the disposal of property, plant, and equipment, and unrealized gains (losses) from foreign currency transactions and derivatives.